FREE WRITING PROSPECTUS	Filed pursuant to Rule 433(f)
dated November 12, 2008	Registration Statement No. 333-140456
EKSPORTFINANS ASA
Free Writing Prospectus Published or Distributed by Media
On November 5, 2008, on page C11 The Wall Street Journal published a Special Advertising Section entitled “Structured Investment Products”, which referred to Eksportfinans ASA. You should consider statements published in the article only after carefully evaluating all of the information in the Base Prospectus we filed with the SEC on February 5, 2007 (available by clicking on the link below). In particular, you should carefully read the risk factors described throughout the Base Prospectus and any product, terms or pricing supplement relating to a particular offering, as well as the specific terms of a particular offering, which may vary from those generally described in the article. With the exception of statements and quotations attributed directly to Martine Mills Hagen or based on, or derived from, the Company’s public filings with the SEC, the article presented the author’s opinion and the opinion of others, which are not necessarily endorsed or adopted by us.
The full text of the article in The Wall Street Journal is included in Exhibit 1.
Eksportfinans ASA has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement and other documents Eksportfinans has filed with the SEC for more complete information about Eksportfinans and this offering. You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 (together, the Base Prospectus), on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing Eksportfinans’ filings for the relevant date on the SEC website):
http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm
Eksportfinans ASA’s Central Index Key, or CIK, on the SEC website is 700978. As used herein, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.